EXHIBIT 10.24
FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT
          THIS FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “First Amendment”) is made and entered into as of July 30, 2009, between InSight Health Services Corp., a Delaware corporation (the “Company”), and Donald F. Hankus (the “Executive”). InSight Health Services Holdings Corp., a Delaware corporation (“Parent”), is a party only with respect to the Section 3.07 of the Original Agreement (as defined below).
          WHEREAS, the Company, Executive and Parent entered into that certain Executive Employment Agreement dated as of September 26, 2005 (the “Original Agreement”); and
          WHEREAS, the Company, Executive and Parent desire to amend the Original Agreement.
          NOW THEREFORE, in consideration of the foregoing and intending to be legally bound, the parties agree as follows:
1.	Section 3.01 of the Original Agreement is hereby amended by deleting the second paragraph of such Section in its entirety and inserting the following in its place:
     “In addition to the Annual Salary, Executive shall be eligible to receive an annual bonus in accordance with any executive incentive compensation plan for the then-current fiscal year (“Bonus”), 80% of which Bonus shall be based upon Parent achieving the target financial goals or other goals approved by the Board of Directors of Parent (“Parent Board”) for the then-current fiscal year (“Target Goals”) and 20% of which Bonus shall be based on the achievement of certain personal management objectives established over the course of each fiscal year and approved by the CEO. The Target Goals shall be set forth in a budget prepared by the CEO and Company management and approved by the Parent Board and shall as applicable, be set at the plan level applicable to the other executive officers of Company, and in accordance with any executive incentive compensation plan for the then-current fiscal year. The Bonus is payable, if earned, promptly following the completion of Parent’s year-end audit for such year and delivery of a certification by the CEO to the Parent Board, certifying the results for the year and the calculation of any Bonus so payable.”
2.	Section 4.07 of the Original Agreement is hereby amended by adding the following at the end of the existing text of Section 4.07(b)

“Notwithstanding anything to the contrary in this Section 4.07(b), any such payments shall commence at such time as determined in accordance with Section 4.07(e).”
3.	Section 4.07 of the Original Agreement is hereby amended by adding the following as a new Section 4.07(e):
          “(e) Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

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               (i) With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and
               (ii) To the extent that any benefit to be provided during the Delay Period are considered deferred compensation under Code Section 409A payable on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by Company or to the extent that such benefits would otherwise have been provided by Company at no cost to Executive, Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by Company in accordance with the procedures specified herein.”
4.	Article VII of the Original Agreement is hereby amended to add the following as a new Section 7.12:
“SECTION 7.12. Section 409A Compliance.
          (a) The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.
          (b) Termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination”, “termination of employment” or like terms shall mean “separation from service.” All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive (provided that if any such reimbursements constitute taxable income to Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

          (c) For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
          (d) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Company. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.”
5.	Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Original Agreement.

6.	This First Amendment shall be effective as of the date first written above. The parties hereby mutually agree that all other terms and conditions of the Original Agreement remain the same. Should there be any conflict between the terms of the Original Agreement and this First Amendment, the terms and conditions of this First Amendment shall control.
     IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.

COMPANY: INSIGHT HEALTH SERVICES CORP.
By:	/s/ Keith S. Kelson
	Name:	Keith S. Kelson
	Title:	EVP and Chief Financial Officer

EXECUTIVE:
/s/ Donald F. Hankus
Name: Donald F. Hankus

PARENT: INSIGHT HEALTH SERVICES HOLDINGS CORP. (solely for the purpose of Section 3.07)
By:	/s/ Keith S. Kelson
	Name:	Keith S. Kelson
	Title:	EVP and Chief Financial Officer

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